Filed pursuant to Rule 424(b)(2)
                                                           File No. 333-137215

Pricing Supplement No. 3 dated September 11, 2006.
(To Prospectus dated September 8, 2006)
This Pricing Supplement consists of 2 pages.

             Hartford Life Insurance Company IncomeNotes(sm)

The description in this pricing supplement of the particular terms of the following series of IncomeNotes(sm) offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus dated September 8, 2006, to which reference is hereby made.

            6.00% Callable Notes due September 15, 2031

CUSIP Number:                     4165X0AC4
Series Number:                    406303
Trade Date:                       September 18, 2006
Issuance Date:                    September 21, 2006
Stated Maturity Date:             September 15, 2031
Interest Rate:                    6.00%
Interest Payment Frequency:       Semi-Annually
Initial Interest Payment Date:    March 15, 2007
Price to Public:                  100%
Agent's Discount:                 2.50%
Day Count Convention:             30/360

Optional Redemption:              Yes [X]   No [ ]
   Optional Redemption Date(s):   September 15, 2011 or any Interest
                                  Payment Date thereafter.
   Initial Redemption Percentage: 100%
   Annual Percentage Reduction:   N/A
   Redemption may be:             [X] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.
Other Provisions Relating
   to the Notes:                  None.

Special Tax Considerations:       None.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

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          INFORMATION PERTAINING TO THE RATINGS OF THE NOTES


It is anticipated that, as of September 21, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+